Exhibit 99.1

Investors:	MBS Value Partners
Betsy Brod, (212) 750-5800

MILLENNIUM CELL REPORTS FIRST QUARTER RESULTS

Eatontown, NJ—April 25, 2007 — Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology reported a net loss for the quarter ended March 31, 2007 of $2.7 million, or $0.05 per share, as compared to $2.7 million, or $0.06 per share in the same period of 2006. Total revenue and cost reimbursements were approximately $618,000 for the first quarter of 2007, up from $438,000 in the same quarter of the prior year reflecting increased military development funding. Non-cash interest expense increased in the first quarter of 2007 versus the same period of 2006 by approximately $0.2 million due to increased conversions of the Company’s Series C Preferred Stock. Cash used in operating activities in the first quarter of 2007 decreased to $1.9 million from $2.3 million for the same period of 2006. This decrease was driven by increased revenue and cost reimbursements and lower professional fees in the first quarter of 2007 than in the prior year quarter.

“Our first quarter demonstrated significant progress in a number of key strategic areas for the Company,” commented H. David Ramm, Millennium Cell Chief Executive Officer. “We have established pilot manufacturing capability for our Hydrogen on Demand® fuel cartridges, initiated new programs with our licensees for integrated power solutions and continued to attract government funding. Additionally, we recently signed a licensing agreement with Kuchera Defense Systems which will further our efforts towards commercialization of power source products comprised of PowerSkin™ fuel cells and Hydrogen on Demand® fuel cartridges.”

“Early in the quarter, we developed a pilot production line for our fuel cell cartridges in collaboration with The Dow Chemical Company and The Edison Welding Institute. Our focus is to develop manufacturing techniques and select materials that will achieve higher reliability and performance at a lower cost. We have recently received additional funding from the National Center for Manufacturing Sciences for the next phase of the project where we will continue to work with our partners to further lower the cost while improving the robustness of the fuel cell cartridges.”

“We are continuing to see success with several ongoing programs funded by the U.S. Air Force Research Laboratory for soldier power, medical and unmanned aerial vehicle applications. During the first quarter, Millennium Cell and Jadoo Power announced a joint development program for a 300 watt power system that will provide a long endurance power supply for U.S. Air Force aero-medical evacuation flights. This system, which will power the Air Force’s Patient Support Pallet, is designed to improve the survivability of soldiers in the field.”

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“An additional contract award during the first quarter is from our partner, Protonex Technology Corporation (LSE:PTX), for the development of a power system for long-endurance unmanned aerial vehicle (UAV) missions. Protonex is the prime contractor on this project and will be integrating our Hydrogen on Demand® technology with a high power fuel cell system to increase UAV flight times. Through opportunities like these, we will continue to demonstrate the cost and performance advantage our integrated hydrogen batter solutions enjoy over existing battery technology,” concluded Mr. Ramm.

The Company will host a conference call on April 26, 2007 at 10:00 a.m., EST to discuss its first quarter results. Interested parties may listen to the live teleconference by dialing 1-866-831-6247 and entering passcode 16050867. A telephonic replay of the conference call will also be available through May 3, 2007, by calling 1-888-286-8010 and entering passcode 32495373.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell
Millennium Cell is a leader in the development of hydrogen battery technology used to power portable applications. Through its proprietary Hydrogen on Demand® fuel cartridges and PowerSkin™ fuel cell modules, the Company provides increased energy density resulting in longer runtime and lighter weight in a compact space. The Company is working with market partners to meet the demand for a better battery in the military, medical, industrial and consumer electronics markets. For more information, visit www.millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” “on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Risk Factors” in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2006.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended
Statement of Operations (1)	Mar.,07	Mar.,06
Revenue	$0.1	$0.1
Cost of revenue	0.1	0.1
Gross margin	-	-

Product development and marketing, net	1.0	0.9
General and administrative, net	0.8	1.0
Non-cash charges	0.2	0.2
Depreciation and amortization	0.2	0.1
Research and development, net	0.1	0.2
Total operating expenses	2.3	2.4

Loss from operations	(2.3)	(2.4)
Equity in loss in affiliate	-	0.1
Interest expense	0.4	0.2
Net loss	$(2.7)	$(2.7)

Net loss per share	$(0.05)	$(0.06)
Weighted-average number of shares outstanding	53.2	47.0

(1)
The 2007 results of operations include the impact of the acquisition of Gecko Energy Technologies, which was completed on December 29, 2006. Prior to the acquisition, the results include Millennium Cell's proportionate share of the losses of Gecko according to the equity method of accounting since the initial investment on February 15, 2006. Had Gecko been consolidated on January 1, 2006, the loss per share for the first quarter of 2006 would not have changed.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Mar., 07	Dec., 06
Unrestricted cash (1)	$8.0	$4.4
Restricted cash (2)	1.0	1.0
Accounts receivable	0.9	0.6
Fixed assets, net	0.2	0.2
Intangibles, net	3.3	3.3
Other assets	0.4	0.5
Total assets	$13.8	$10.0

Accounts payable and accrued expenses	$1.6	$1.4
Unsecured debentures, net of discount	5.2	0.4
Preferred Stock - Series C, net of discount	3.4	4.7
Other liabilities	0.5	0.4
Stockholders' equity	3.1	3.1
Total liabilities and stockholders' equity	$13.8	$10.0

(1)	Increase in cash from $8.0 (Mar.,07) to $4.4 (Dec.,06) was $3.6 million: ($1.9) consumed in operations + $ (0.2) consumed in investing activities + $5.7 cash provided by financing activiites

(2)	Cash restricted is collateral for Series C Preferred Stock ($0.4) and facility lease ($0.6).